Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Second Quarter Results

•                  Second quarter sales increased 14.5% from last year’s second quarter

•                  Net income increased to $17.2 million from $8.4 million last year

•                  Sales order backlog of $157.5 million, 21% above year ago levels

•                  Debt outstanding reduced by $125.4 million in the last twelve months with an additional $25.8 million repaid in July

PORTLAND, OR, August 2, 2005: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today reported results for the second quarter ended June 30, 2005.

Results for the Quarter Ended June 30, 2005

Sales for the second quarter of 2005 were $193.8 million, a 14.5% increase from the second quarter of 2004. Operating income increased by 6.8% from last year’s second quarter to $30.5 million. Net income in this year’s second quarter was $17.2 million ($0.36 per diluted share), more than double last year’s $8.4 million ($0.25 per diluted share). Reduction in net interest expense by $7.4 million, and higher year over year operating income were the principal reasons for the net income improvement. This year’s net income was negatively impacted by a $0.4 million ($0.01 per diluted share) expense related to the early extinguishment of debt.

First Half Results

Sales for the first half of 2005 were $379.0 million, a 13.2% increase from the comparable period last year. Operating income increased to $60.1 million compared to $55.7 million last year. Net income for the first six months of 2005 was $34.4 million ($0.73 per diluted share) compared to $16.0 million ($0.49 per diluted share) last year.

Commenting on the Company’s results, James S. Osterman, Chairman and Chief Executive Officer, stated: “We are pleased with our results in the first half of this year as all three of our business segments recorded sales and operating income increases despite cost pressure related to commodities and the impact of currency on our international manufacturing operations. We have reduced our total debt to EBITDA leverage ratio to 3.5 times as of June 30th through debt repayment and improved operating results. Subsequent to quarter end, we reduced debt by an additional $25.8 million to $456.4 million outstanding and expect to make additional repayments before the end of the year to achieve our leverage goal of under 3.0 times EBITDA. The outlook for the balance of the year is positive; we ended the second quarter with a sales order backlog of $157.5 million and have seen some recent price reductions in certain grades of steel.”

-tables to follow-

Segment Results

The Outdoor Products segment second quarter sales were $114.1 million, an 11.7% increase from last year’s second quarter sales of $102.2 million. Segment contribution to operating income increased to $26.8 million from $26.1 million in last year’s second quarter. Increased sales volume and to a lesser extent, selling price increases, were the primary reasons for the sales and profitability improvements. Profitability was negatively impacted by higher steel costs, unfavorable currency effects and a shift in channel mix. Backlog at the end of the second quarter was $82.6 million, up from $77.4 million at the same time last year and down from $90.8 million at the end of the first quarter. Segment sales for the first half were $230.9 million, a 13.0% increase from last year’s $204.3 million. Segment contribution to operating income for the first six months was $55.3 million compared to $52.4 million in 2004.

The Industrial and Power Equipment segment sales increased 20.0% to $63.7 million in the second quarter from $53.1 million last year. Segment contribution to operating income in the second quarter was $6.4 million compared to $4.9 million last year, a 31.8% increase. Higher selling prices and a favorable product mix were the primary reasons for the sales and profitability improvements. During the second quarter, the segment began to see reductions in steel prices, but this was offset somewhat by price increases on purchased components.  Backlog increased at the end of the second quarter to $74.4 million from $52.8 million at this time last year and $69.8 million at the end of the first quarter. Sales for the first half were $119.7 million compared to $107.1 million in the same period last year, an 11.7% increase. Segment contribution to operating income for the first six months was $11.2 million compared to $9.6 million last year.

The Lawnmower segment sales were $16.1 million in the second quarter, a 13.6% increase from the second quarter of 2004. Segment contribution to operating income was $1.4 million compared to $1.5 million in last year’s second quarter. Backlog was seasonally low at $0.5 million at the end of the second quarter compared to $0.2 million at the same time in 2004. The sales increase was due to a 15% increase in unit volume. Segment contribution to operating income was essentially equal to last year despite the higher unit volume as a shift in distribution channels resulted in lower average unit margins. Segment sales for the first six months were $28.9 million compared to $23.8 million last year, representing a 21.2% increase. Segment contribution to operating income was $1.7 million for the first half compared to $1.3 million last year.

Blount International, Inc. is a diversified international company operating in three principal business segments:  Outdoor Products, Industrial and Power Equipment and Lawnmower.  Blount International, Inc. sells its products in more than 100 countries around the world.  For more information about Blount International, Inc., please visit our website at http://www.blount.com.

“Forward looking statements,” as defined by the Private Securities Litigation Reform Act of 1995, including without limitation the Company’s “outlook,” “expectations,”  “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” and their variants, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

-tables to follow-

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands, except per share data)	2005	2004	2005	2004
Sales	$193,753	$169,264	$379,007	$334,837
Cost of sales	133,146	110,909	258,431	219,528
Gross profit	60,607	58,355	120,576	115,309
Selling, general and administrative expenses	30,120	29,803	60,516	59,589
Operating income	30,487	28,552	60,060	55,720
Interest expense	(9,505)	(17,255)	(18,653)	(34,668)
Interest income	170	561	411	1,336
Other income (expense), net	(439)	(142)	(470)	(29)
Income before income taxes	20,713	11,716	41,348	22,359
Provision for income taxes	3,541	3,333	6,946	6,354
Net income (loss)	$17,172	$8,383	$34,402	$16,005

Basic earnings (loss) per share:	$0.38	$0.27	$0.76	$0.52
Diluted earnings (loss) per share:	$0.36	$0.25	$0.73	$0.49
Shares used for per share computations (in 000’s):
Basic	45,692	30,936	45,397	30,898
Diluted	47,464	32,973	47,373	32,888

Condensed Consolidated Balance Sheets

	Jun. 30,	Dec. 31,
(In thousands)	2005	2004
Assets:
Cash and cash equivalents	$54,322	$48,570
Accounts receivable	82,073	74,975
Inventory	89,069	81,098
Other current assets	4,228	4,693
Property, plant and equipment, net	100,474	97,929
Other assets	115,446	117,477
Total assets	$445,612	$424,742
Liabilities:
Current maturities of long-term debt	$3,100	$3,199
Other current liabilities	100,535	108,151
Long-term debt, net of current maturities	479,123	491,012
Other liabilities	83,287	78,534
Total liabilities	666,045	680,896
Stockholders’ deficit	(220,433)	(256,154)
Total liabilities and stockholders’ deficit	$445,612	$424,742

Segment Information

	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands)	2005	2004	2005	2004
Sales:
Outdoor products	$114,092	$102,178	$230,893	$204,279
Industrial and power equipment	63,687	53,093	119,703	107,117
Lawnmower	16,136	14,198	28,878	23,817
Elimination	(162)	(205)	(467)	(376)
Total sales	$193,753	$169,264	$379,007	$334,837
Operating income (loss):
Outdoor products	$26,797	$26,099	$55,283	$52,420
Industrial and power equipment	6,439	4,885	11,186	9,626
Lawnmower	1,445	1,489	1,686	1,262
Elimination	9	4	(30)	7
Corporate office expense	(4,203)	(3,925)	(8,065)	(7,595)
Operating income	$30,487	$28,552	$60,060	$55,720

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